EXHIBIT 99.1

This document is important and requires your immediate attention.  If you have any questions as to how to deal with it, you should consult your investment dealer, stockbroker, trust company, manager, bank manager, lawyer or other professional advisor.  This Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

This document does not constitute a solicitation of an offer to buy any securities by any person in any jurisdiction in which it is unlawful for such to make a solicitation.  Accordingly, this Offer may not be distributed in any jurisdiction where the Offer would not be permitted under applicable laws.  However, Endeavour may, in its sole discretion, take such action as it may deem necessary to extend this Offer to shareholders in any such jurisdiction.

Inquiries concerning the information in this document should be directed to Laurel Hill Advisory Group, the Information Agent retained by Endeavour, toll free at 1-877-304-0211 from anywhere in Canada or the United States or collect 1- 416-304-0211 and via email at assistance@laurelhill.com.

November 18, 2010
ENDEAVOUR SILVER CORP.

NOTICE OF CHANGE, VARIATION AND EXTENSION
TO THE
OFFER TO PURCHASE

all of the outstanding COMMON SHARES of

CREAM MINERALS LTD.

on the revised basis, at the election of each Shareholder, of

(a)  Cdn.$0.14 in cash per Cream Share (“Cash Election”); or

(b)  0.02575 of a common share (“Endeavour Share”) of Endeavour per Cream Share (“Share Election”)

THE OFFER HAS BEEN VARIED AND EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 2:00 P.M. (PACIFIC TIME) ON MONDAY, DECEMBER 6, 2010 (THE “EXPIRY TIME”), UNLESS THE OFFER IS FURTHER EXTENDED OR WITHDRAWN BY THE OFFEROR.

Endeavour Silver Corp. (“Endeavour” or the “Offeror”) hereby gives notice that it has amended its offer dated October 4, 2010, as amended by a Notice of Change and Extension dated November 8, 2010 (as amended, the “Offer”) to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding common shares (the “Shares”) of Cream Minerals Ltd. (“Cream”), including any Shares that may become issued and outstanding after the date of this Offer but prior to the Expiry Time (as hereinafter defined) upon the conversion, exchange or exercise of any currently outstanding securities of Cream that are convertible into or exchangeable or exercisable for Shares, in order to, among other things, (a) vary the form of the consideration offered for the Shares; (b) extend the expiry time of the Offer to 2:00 p.m. (Pacific Time) on December 6, 2010 (the “Expiry Time”); and (c) provide additional disclosure on Endeavour and with respect to certain other matters.

The Share Election — The exchange ratio for the Share Election is based upon the 10-day volume weighted average price (“VWAP”) of the Endeavour Shares at the close of trading on the Toronto Stock Exchange (“TSX”) on November 8, 2010, the date of the notice of change and extension pursuant to which the Shareholders were first notified of the proposed variations to the Offer, which average price was Cdn.$5.4363.  The exchange ratio is intended to value the consideration under the Share Election at the equivalent of Cdn.$0.14 per Share.  The 10-day VWAP of the Endeavour Shares at the close of trading on the TSX on the last trading day prior to the date of this Notice was Cdn.$6.0815 per Endeavour Share, which imputes a value of Cdn.$0.1566 per Cream Share.

The Cash Election — The increased offer price of Cdn.$0.14 per Share under the Offer represents a premium of 105% over the average closing price of the Shares of Cdn.$0.068 for the ten trading days ended September 24, 2010 (the last trading day prior to the announcement of the initial Offer), a premium of 86% over the closing trading price of Cdn.$0.075 per Share on September 24, 2010, and a premium of 27% over the closing price of Cdn.$0.11 per Share on November 8, 2010.  The Offeror recommends that Shareholders obtain recent quotations for the Shares before deciding whether or not to tender your Shares.

This notice of change, variation and extension (this “Notice”) should be read in conjunction with the Offer and accompanying circular (the “Circular”) dated October 4, 2010 and the notice of change and extension dated November 8, 2010.  Unless the context requires otherwise or unless otherwise defined herein, capitalized terms that are used but are not defined in this Notice have the same meaning as in the Offer and Circular, as amended by this Notice. Unless the context otherwise requires, the term “Offer” means the Offer and Circular, as amended by the notice of change and extension dated November 8, 2010 and this Notice.

Any Shareholder who deposits Shares under the Offer and does not properly elect the Cash Election or the Share Election by the Expiry Time with respect to such Shares deposited under the Offer, will be deemed to have elected the Cash Election.

Shareholders who have validly deposited and not withdrawn their Shares under the Offer do not need to take further action to accept the Offer for the Cash Election and will automatically be entitled to receive under the Offer the increased consideration of Cdn.$0.14 per Share pursuant to the Cash Election.  Such Shareholders will, however, have the opportunity to elect the Share Election instead by following the instructions under Section 3 of the Offer, “Manner of Acceptance”, and, as applicable, in the Letter of Transmittal, as amended November 18, 2010 (printed on blue paper) (the “Letter of Transmittal”) and in the Notice of Guaranteed Delivery, as amended November 18, 2010 (printed on tan paper) (the “Notice of Guaranteed Delivery”).

Shareholders who have NOT deposited their Shares and who wish to accept the Offer may accept the Offer by following the procedures under Section 3 of the Offer, “Manner of Acceptance” , and, as applicable, in the Letter of Transmittal (printed on blue paper) and in the Notice of Guaranteed Delivery (printed on tan paper).

Shareholders may also accept the Offer by book-entry transfer as described in Section 3 of the Offer, “Manner of Acceptance—Acceptance by Book-Entry Transfer”.

See also “Notice to All Shareholders” below.

For a discussion of the risks and uncertainties to consider in assessing the Offer, see Section 4 of this Notice,  “Risks Relating to the Offer” and the risks and uncertainties described in Endeavour’s Annual Information Form for the year ended December 31, 2009 (the “AIF”), which is incorporated by reference in the Offer and Circular pursuant to this Notice.  See Section 5 of this Notice, “Documents Incorporated by Reference”.

TABLE OF CONTENTS

TABLE OF CONTENTS

NOTICE TO ALL SHAREHOLDERS	4
NOTICE TO HOLDERS OF CREAM OPTIONS OR WARRANTS	4
NOTICE TO SHAREHOLDERS IN THE UNITED STATES	5
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	6
CURRENCY AND EXCHANGE RATES	8
NOTICE OF CHANGE, VARIATION AND EXTENSION OF OFFER	9
1. Amendments to Offered Consideration for Shares	9
2. Extension of Expiry Time	10
3. Reasons to Accept the Offer	11
4. Risks Relating to the Offer	12
5. Documents Incorporated by Reference	15
6. Certain Information on Endeavour and Endeavour Shares	16
7. Certain Canadian Federal Income Tax Considerations	24
8. United States Federal Income Tax Warning	31
9. Other Changes to the Offer and Circular	31
10. Time for Acceptance	33
11. Manner of Acceptance	33
12. Take-Up and Payment	33
13. Right to Withdraw Shares	34
14. Experts	34
15. Other Information	34
16. Statutory Rights	35
17. Variations to the Offer	35
18. Directors' Approval	35
CONSENT OF AUDITOR	36
CONSENT OF COUNSEL	37
CERTIFICATE OF OFFEROR	38

NOTICE TO ALL SHAREHOLDERS

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.  The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.  However, Endeavour may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Shareholders who wish to accept the Offer and deposit their Shares must properly complete and execute the accompanying amended Letter of Transmittal (printed on blue paper) or a manually signed facsimile thereof and deposit it, together with the certificates representing their Shares and all other required documents, at the Vancouver, British Columbia or Toronto, Ontario office of the Depositary in accordance with the instructions in the Letter of Transmittal or request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf.  Alternatively, Shareholders may (i) accept the Offer by following the procedures for book-entry transfer of Shares described in Section 3 of the Offer, “Manner of Acceptance—Acceptance by Book-Entry Transfer”; or (ii) accept the Offer where the certificates representing the Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described in Section 3 of the Offer, “Manner of Acceptance—Procedure for Guaranteed Delivery”, using the accompanying amended Notice of Guaranteed Delivery (printed on tan paper) or a manually signed facsimile thereof.  Shareholders whose Shares are registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Shares.  Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary.

Endeavour has engaged Valiant Trust Company (“Valiant Trust”) to act as the depositary (the “Depositary”) under the Offer.  Endeavour has retained Laurel Hill Advisory Group (“Laurel Hill”) to act as the information agent (the “Information Agent”) under the Offer to provide a resource for information for Shareholders.  Shareholders may direct questions and requests for assistance to the Depositary and the Information Agent for the Offer.  Contact details for Valiant Trust and Laurel Hill may be found on the back page of this document.  Additional copies of this document and related materials may be obtained without charge on request from the Depositary or the Information Agent through the contact details specified on the back page of this document.  Copies of this document and related materials may also be found at www.sedar.com or on Endeavour’s website at www.edrsilver.com.

NOTICE TO HOLDERS OF CREAM OPTIONS OR WARRANTS

The Offer is made only for Shares and is not made for any Options, Warrants or other rights to acquire Shares.  Any holder of Options, Warrants or other rights to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise such Options, Warrants or other rights in order to obtain certificates representing Shares that may be deposited in accordance with the terms of the Offer.  Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options, Warrants or other rights to acquire Shares will have certificates representing the Shares received on such exercise available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer, “Manner of Acceptance—Procedure for Guaranteed Delivery”.

The tax consequences to holders of Options, Warrants or other rights to acquire Shares of exercising or not exercising their Options, Warrants or other rights to acquire Shares are not described in the Circular or in this Notice.  Holders of Options, Warrants or other rights to acquire Shares should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options, Warrants or other rights to acquire Shares.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

THIS TRANSACTION AND THE ENDEAVOUR SHARES OFFERED UNDER THE SHARE ELECTION OF THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND THE CIRCULAR.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Offer is made for the outstanding securities of a Canadian issuer and the Offer is subject to applicable disclosure requirements in Canada.  Shareholders in the United States should be aware that such requirements are different from those of the United States.  The Offer is being made in the United States pursuant to an exemption from U.S. tender offer rules provided by Rule 14d-1(c) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”).

Shareholders in the United States should be aware that the disposition of their Shares by them as described herein may have tax consequences both in the United States and in Canada.  The tax consequences to such persons in the United States are not described in the Circular.  Shareholders in the United States should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the Offer.  See Section 7 of this Notice, “Certain Canadian Federal Income Tax Considerations” and Section 8 of this Notice, “United States Federal Income Tax Warning”.

The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of the Province of British Columbia, that the majority of its officers and directors are residents of jurisdictions outside the United States, that some or all of the experts named herein may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror may be located outside the United States.

Shareholders may not be able to sue the Offeror or its officers or directors in a foreign court for violations of United States federal securities laws.  It may be difficult to compel the Offeror and its affiliates to subject themselves to the jurisdiction of a U.S. court or to enforce a U.S. court’s judgment.

Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Shares, or certain related securities, outside the United States as permitted by applicable laws or regulations of Canada or its provinces or territories.  The Offeror will disclose such purchases, if any, as required by Canadian law or securities regulatory authorities and will publicly release such information in the United States.

The Endeavour Shares to be issued pursuant to the Offer will be unregistered “restricted securities” within the meaning of Rule 144 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) to the same extent and proportion that the Shares exchanged by Shareholders pursuant to the Offer were restricted securities.  In addition, the U.S. Securities Act imposes restrictions on the resale of the Endeavour Shares received pursuant to the Offer by persons who are “affiliates” of Endeavour after the effective date of the proposed business combination or who are “affiliates” of Endeavour at the time the business combination is submitted to a vote.  As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the issuer.

Financial Information

Endeavour prepares its financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) and the financial statements are subject to Canadian auditing and auditor independence standards.  These may not be comparable to financial statements of United States companies.  In accordance with Item 18 of Form 20-F, information regarding the impact upon the Endeavour’s financial statements of significant differences between Canadian and United States generally accepted accounting principles is contained in Note 20 to Endeavour’s audited financial statements for the year ended December 31, 2009, incorporated by reference in this

Notice and as filed with the SEC on Form 40-F on March 24, 2010 and in Note 15 to Endeavour’s unaudited interim consolidated financial statements for the three and nine months ended September 30, 2010, as furnished with the SEC on Form 6-K on November 10, 2010.

Resource and Reserve Estimates

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended.  These definitions differ from the definitions in SEC Industry Guide 7 under the U.S. Securities Act.

Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC.  Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.  “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable.  Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Notice and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

The Offer and Circular and this Notice, and the documents incorporated by reference herein, contain forward-looking information within the meaning of applicable Canadian and United States securities laws relating to Endeavour, Cream and their respective operations.  All statements, other than statements of historical fact, are forward-looking statements or information.  When used in the Offer and Circular and this Notice, the words “anticipate”, “will”, “believe”, “estimate”, “expect”, “intend”, “target”, “plan”, “goals”, “objectives”, “forecast”, “schedule”, “may” and other similar words and expressions, identify forward-looking statements or information.  Such forward-looking statements or information include those in Section 4 of the Circular, “Reasons to Accept the Offer” (as amended and supplemented in Section 5 of this Notice, “Reasons to Accept the Offer”), Section 5 of the Circular, “Purpose of the Offer and Endeavour’s Plans for the Nuevo Milenio Property” and Section 7 of the Circular, “Acquisition of Shares Not Deposited under the Offer”.

Particularly for those Shareholders who make the Share Election, these forward-looking statements or information also relate to, among other things:

●	the successful integration of Cream’s business and operations with Endeavour;
●	the scheduled Expiry Time;
●	future financial strength, performance and growth of Endeavour;
●	future access to market liquidity;

●	the successful integration of Cream’s business and operations with Endeavour;
●	the scheduled Expiry Time;
●	future financial strength, performance and growth of Endeavour;
●	future access to market liquidity;
●	future diversified political and operational risk;
●	value creation and growth for the Shareholders;
●
the sufficiency of Endeavour’s current or future working capital, anticipated operating cash flow or its ability to raise necessary funds including, without limitation, future ability to access equity financing markets;

●	the accuracy of mineral reserve and resource estimates and estimates of future production and future cash and total costs of production at the Guanacevi and Guanajuato mines or other properties;
●	future successful development of the Nuevo Milenio Property and other development projects of Endeavour following completion of the Offer;
●	the accuracy of mineral resource estimates for the Nuevo Milenio Property;
●	future improved capital market presence for the Shareholders;
●	benefits to the Shareholders from transitioning their investments from an exploration-stage company to a silver producer;
●	estimated production rates for silver produced by Endeavour, timing of production and the cash and total costs of production at each of Endeavour’s properties;
●	the estimated cost of and availability of funding for ongoing capital, replacement, improvement or remediation programs;
●	access to, and availability of funding for, the construction and development of Nuevo Milenio Property and Endeavour’s other mineral properties;
●	the estimates of expected or anticipated economic returns from a mining project, as reflected in feasibility studies or other reports prepared in relation to development of projects;
●	estimated exploration expenditures to be incurred on mineral properties;
●	compliance with environmental, health, safety and other laws and regulations;
●	the effects of laws, regulations and government policies affecting Endeavour’s operations;
●	forecast capital and non-operating spending;
●	future sales of the metals, concentrates or other products produced by Endeavour;
●	continued access to necessary infrastructure, including without limitation access to power, lands and roads to carry on activities as planned; and
●	Endeavour’s plans and expectations for its properties and operations.

These statements reflect the current views of Endeavour with respect to future events and are necessarily based upon a number of assumptions and estimates that, while considered reasonable by Endeavour, are inherently subject to significant business, economic, political and social uncertainties and contingencies.  Many factors, both known and unknown, could cause actual results, performance or achievements to be materially different from the results, performance or achievements that are or may be expressed or implied by such forward-looking statements contained in the Offer and Circular and this Notice and Endeavour has made assumptions based on or related to many of these factors.  Such factors include, without limitation: the fluctuations in spot and forward markets for silver, gold, base metals and certain other commodities (such as natural gas, fuel oil and electricity); fluctuations in currency markets (such as the Mexican peso versus the U.S. dollar and Canadian dollar); risks related to the technological and operational nature of Endeavour’s and Cream’s businesses; changes in national and local government permitting, legislation, taxation, controls or regulations and political or economic developments in Mexico or other countries where Endeavour and Cream may carry on business in the future; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial activities, unusual or unexpected geological or structural formations, pressures, cave-ins and flooding); risks relating to the creditworthiness and financial condition of suppliers, refiners and other parties with which Endeavour deals; inadequate insurance or inability to obtain insurance, to cover these risks and hazards; employee relations; relationships with and claims by local communities and indigenous populations; availability and increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits; diminishing quantities or grades of mineral reserves as properties are mined; global financial conditions; business opportunities it may be presented to, or pursued by Endeavour; Endeavour’s ability to complete and successfully integrate acquisitions; challenges to, or difficulties in maintaining, Endeavour’s or Cream’s title to properties and continued ownership thereof; litigation; the actual results of current exploration activities, conclusions of economic evaluations, and changes in project parameters to deal with unanticipated economic or other factors; discrepancies between actual and estimated production, price volatility, increased competition in the mining industry for properties, equipment, qualified personnel, and their costs; and those factors identified under caption “Description of the Business—Risk Factors” in Endeavour’s most recent AIF and Form 40-F filed with Canadian provincial securities regulatory authorities and the SEC, respectively, and those factors that have been identified under the caption “Key Information—Risk Factors” in Cream’s most recent Form 20-F filed with the SEC.  Shareholders are cautioned against attributing undue certainty or reliance on forward-looking statements.

Although Endeavour has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated, described or intended.  Endeavour does not intend and does not assume any obligation, to update these forward-looking statements or information to reflect changes in assumptions or changes in circumstances where any other events affecting such statements or information, other than as required by applicable laws.  Also see “Resource and Reserve Estimates” under “Notice to Shareholders in the United States” above.  Investors are cautioned against attributing undue reliance on forward-looking statements or information.

CURRENCY AND EXCHANGE RATES

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in the Offer, the Circular and this Notice are references to Canadian dollars.  References to “$” or “Cdn.$” are to Canadian dollars and references to “U.S. dollars” or “U.S.$” are to United States dollars.

Except as otherwise noted in Endeavour’s AIF and Endeavour’s financial statements and related management’s discussion and analysis of financial condition and results of operations of Endeavour that are incorporated by reference into this Notice (see Section 5 of this Notice, “Documents Incorporated by Reference”), the financial information contained in such documents is expressed in United States dollars.

The high, low, average and closing noon rates for the United States dollar in terms of Canadian dollars for each of the financial periods of Endeavour ended September 30, 2010, December 31, 2009 and December 31, 2008, as quoted by the Bank of Canada, were as follows:

	Nine months ended September 30, 2010	Year ended December 31, 2009	Year ended December 31, 2008
	(expressed in Canadian dollars)
High	1.0778	1.3000	1.2969
Low	0.9961	1.0292	0.9719
Average	1.0356	1.1420	1.0660
Closing	1.0298	1.0466	1.2246

On November 18, 2010, the noon exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was U.S.$1.00 = Cdn.$1.0174 (Cdn.$1.00 = U.S.$0.9829).

NOTICE OF CHANGE, VARIATION AND EXTENSION OF OFFER

November 18, 2010

TO:           THE SHAREHOLDERS OF CREAM

By notice given to the Depositary and as set forth in this Notice, the Offeror has amended and supplemented the Offer to purchase all of the issued and outstanding Shares, including Shares issuable upon the conversion, exchange or exercise of any securities that are convertible into or exchangeable or exercisable for Units.

Except as otherwise set forth in this Notice, the terms and conditions set forth in the Offer and Circular continue to be applicable in all respects.  This Notice should be read in conjunction with the Offer and Circular and the amended Letter of Transmittal (printed on blue paper) and the amended Notice of Guaranteed Delivery (printed on tan paper). Unless the context requires otherwise or unless otherwise defined herein, capitalized terms that are used but are not defined in this Notice have the same meaning as in the Offer and Circular, as amended by this Notice. Unless the context otherwise requires, the term “Offer” means the Offer and Circular, as amended by the notice of change and extension dated November 8, 2010 and this Notice.

1.	Amendments to Offered Consideration for Shares

The Offeror has varied the Offer by changing the form of the consideration offered to Shareholders from Cdn.$0.12 in cash per Share to, at the election of each Shareholder, (a) Cdn.$0.14 in cash per Share, or (b) 0.02575 of an Endeavour Share per Share.  Accordingly, the first two paragraphs of Section 1 of the Offer, “The Offer”, is deleted and replaced with the following:

“The Offeror hereby offers to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Shares, including any Shares that may become issued and outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any currently outstanding securities of Cream that are convertible into or exchangeable or exercisable for Shares, on the basis of, at the election of each Shareholder for each Share deposited under the Offer:

(a)           Cdn.$0.14 in cash per Cream Share (the “Cash Election”); or

(b)	0.02575 of a common share (“Endeavour Share”) of the Offeror per Cream Share (the “Share Election”).

The exchange ratio for the Share Election is based upon the 10-day volume weighted average price (“VWAP”) of the Endeavour Shares at the close of trading on the Toronto Stock Exchange (“TSX”) on November 8, 2010, the date of the notice of change and extension pursuant to which the Shareholders were first notified of the proposed variations to the Offer, which average price was Cdn.$5.4363.  The exchange ratio is intended to value the consideration under the Share Election at the equivalent of Cdn.$0.14 per Share.  The 10-day VWAP of the Endeavour Shares at the close of trading on the TSX on the last trading day prior to the date of this Notice was Cdn.$6.0815  per Endeavour Share, which imputes a value of Cdn.$0.1566  per Cream Share.

The increased offer price of Cdn.$0.14 per Share under the Offer represents a premium of 105% over the average closing price of the Shares of Cdn.$0.068 for the ten trading days ended September 24, 2010 (the last trading day prior to the announcement of the initial Offer), a premium of 86% over the closing trading price of Cdn.$0.075 on September 24, 2010, and a premium of 27% over the closing price of Cdn.$0.11 on November 8, 2010.  The Offeror recommends that Shareholders obtain recent quotations for the Shares before deciding whether or not to tender your Shares.

Each Shareholder will receive the Offered Consideration in respect of all of the Shareholder’s Shares properly deposited under the Offer.  No fractional Endeavour Shares will be issued pursuant to any Share Election under the Offer and, if the aggregate number of Endeavour Shares to be issued to such Shareholder would result in a fraction of an Endeavour Share being issuable, the number of Endeavour Shares to be received by such Shareholder will be rounded down to the nearest whole number.

Any Shareholder who deposits Shares under the Offer and does not properly elect the Cash Election or the Share Election by the Expiry Time with respect to such Shares deposited under the Offer, will be deemed to have elected the Cash Election.

The TSX has conditionally approved the listing on the TSX of the Endeavour Shares issuable in exchange for Shares in connection with the Share Election.  The Company has applied for the additional listing on the NYSE Amex of Endeavour Shares issuable in exchange for Shares in connection with the Share Election.  Such listing on the TSX and NYSE Amex will be subject to the Offeror fulfilling all the listing requirements of these stock exchanges.”

The definition of “Offered Consideration” in the Offer and Circular is deleted in its entirety and replaced with the following definition:

“Offered Consideration” means the consideration to be paid by Endeavour for the Shares taken up under the Offer, being, at the election of each Shareholder, the consideration under either the Cash Election or the Share Election for each Share;

All references in the Offer and Circular, including the “Summary” and face page Sections, to the Offered Consideration are amended to reflect the foregoing changes.

All Shareholders who deposit their Shares by the Expiry Date, including those who have already deposited their Shares to the Offer, will have the right to make either the Cash Election or the Share Election.

Shareholders who have validly deposited and not withdrawn their Shares under the Offer do not need to take further action to accept the Offer for the Cash Election and will automatically be entitled to receive under the Offer the increased consideration of Cdn.$0.14 per Share pursuant to the Cash Election.  Such Shareholders will, however, have the opportunity to elect the Share Election instead by following the instructions under Section 3 of the Offer, “Manner of Acceptance”, and, as applicable, in the amended Letter of Transmittal (printed on blue paper) and in the amended Notice of Guaranteed Delivery (printed on tan paper).  All references in the Offer and Circular, including the “Summary” and face page Sections, to the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to reflect the Letter of Transmittal (printed on blue paper) and the Notice of Guaranteed Delivery (printed on tan paper) accompanying this Notice.

Shareholders who have NOT deposited their Shares and who wish to accept the Offer may accept the Offer by following the procedures under Section 3 of the Offer, “Manner of Acceptance” , and, as applicable, in the Letter of Transmittal (printed on blue paper) and in the Notice of Guaranteed Delivery (printed on tan paper).

Shareholders may also accept the Offer by book-entry transfer as described in Section 3 of the Offer, “Manner of Acceptance—Acceptance by Book-Entry Transfer”.

See also “Notice to All Shareholders” above.

2.	Extension of Expiry Time

By notice given to the Depositary and as set out herein, the Offeror has extended the Expiry Time of the Offer from 8:00 a.m. (Pacific Time) on November 19, 2010 to 2:00 p.m. (Pacific Time) on December 6, 2010, unless further extended by the Offeror.  Accordingly, the definition of “Expiry Date” in the Offer and Circular is deleted in its entirety and replaced with the following definition:

“Expiry Date” means December 6, 2010 or such later date or dates to which the Offer may be extended from time to time by Offeror in accordance with Section 6 of the Offer, “Extensions, Variations or Changes to the Offer”;

3.	Reasons to Accept the Offer

Section 4 of the Circular, “Reasons to Accept the Offer” is amended by deleting the first bulleted point, “Significant Premium” in its entirety and replacing it by the following:

“●
Significant Premium:  The increased offer price of Cdn.$0.14 per Share under the Offer represents a premium of 105% over the average closing price of the Shares of Cdn.$0.068 for the ten trading days ended September 24, 2010 (the last trading day prior to the announcement of the initial Offer), a premium of 86% over the closing trading price of Cdn.$0.075 per Share on September 24, 2010, a premium of 27% over the closing price of Cdn.$0.11 per Share on November 8, 2010, and a significant premium over the average trading price of the Shares over the past two years.”

In addition to the reasons to accept the Offer set out under Section 4 of the Circular, “Reasons to Accept the Offer”, as modified above, the following are additional reasons to accept the Offer in respect of the Share Election:

“●
Exposure to Development of Nuevo Milenio Property and Future Performance of Endeavour Shares:  The Share Election provides the Shareholders with the opportunity to participate in the future performance of Endeavour Shares.  If Endeavour acquires control of Cream, the Shareholders, through ownership of Endeavour Shares, will benefit from Endeavour’s exploration and development expertise, financial and management resources and extensive experience and contacts in Mexico; Shareholders will participate in future value creation if Endeavour is successful in advancing and developing the Nuevo Milenio Property and Endeavour’s other mineral properties; and, if Endeavour is not successful in advancing and developing the Nuevo Milenio Property, Shareholders will still benefit from the exploration and development of and production from Endeavour’s other mineral properties.  Endeavour has a proven track record for growing its resources, reserves, production, revenues and cash flows and the organic expansion programs underway at its two operating silver mines (Guanacevi and Guanajuato) in Mexico, combined with its strategic acquisition and exploration programs, are intended to achieve its goal to become the next premier mid-tier silver mining company.

●
Experience to Advance the Nuevo Milenio Property:  Endeavour believes that it is well-positioned to advance development of Cream’s Nuevo Milenio Property in Mexico.  Since start-up of its operations in Mexico in 2004, Endeavour has been solely engaged in the business of silver mining in Mexico and related activities including the acquisition, exploration, development, exploitation and reclamation of mineral properties for the purpose of extracting, processing, refining and selling silver.  It is focussed on the growth of its silver production, reserves and resources in Mexico.  Endeavour has since posted five consecutive years of aggressive silver production, reserve and resource growth at its two operating silver mines in Mexico and other mineral properties in Mexico.

●
Immediate Exposure to Silver Production:  Those Shareholders who elect the Share Election under the Offer will benefit from the transition of their investment from an exploration-stage company to a silver producer.  Endeavour’s Guanacevi mines production is scheduled to reach 1,000 tonnes per day and its Guanajuato mines production is scheduled to reach 600 tonnes per day in the fourth quarter of 2010.  Endeavour anticipates that its financial performance in the fourth quarter of 2010 will reflect significantly higher anticipated silver and gold bullion prices, a moderate increase in production and lower cash costs.  Its cash operating costs are expected to continue to trend downward toward the low U.S.$5.00 per ounce range due to the completion of its 2010 capital expansion programs.

●	Exposure to Silver Prices: Endeavour currently has none of its silver production or reserves hedged so Shareholders would enjoy full leverage to any increases in silver prices.

●
Improved Capital Market Presence:  On September 24, 2010 (the last trading day prior to the announcement of the initial Offer), Endeavour had a basic market capitalization of approximately Cdn.$293 million compared to Cream’s basic market capitalization of approximately Cdn.$6.6 million.  The Endeavour Shares are also traded on more senior trading markets.  The Endeavour Shares are listed and posted for trading on the Toronto Stock Exchange in Canada and on the NYSE Amex in the United States compared to the Cream Shares being listed and posted for trading on the TSX Venture Exchange in Canada and the OTC Bulletin Board in the United States.

●
Tax Efficient Structure for Certain Non-U.S. Shareholders:  The Share Election allows certain non-U.S. Shareholders who elect the Share Election under the Offer to do so on a tax efficient basis.  Canadian resident Shareholders may receive Endeavour Shares on a tax-deferred basis if they so choose.  See ‘‘Section 7 of this Notice, “Certain Canadian Federal Income Tax Considerations.”

4.	Risks Relating to the Offer

The combination of the businesses of Endeavour and Cream assuming completion of the Offer is subject to certain risks and uncertainties, including without limitation those set out in this Section 4 of this Notice  Additional risks and uncertainties relating to Endeavour are discussed or referred to in the AIF and the management’s discussion and analysis for Endeavour incorporated by reference herein and available on SEDAR at www.sedar.com.  Additional risks and uncertainties relating to Cream are discussed or referred to in the documents filed by Cream with the Canadian securities regulatory authorities available on SEDAR at www.sedar.com.

Investing in securities of Endeavour involves a significant degree of risk and must be considered speculative due to the high-risk nature of Endeavour’s business.  Shareholders intending to elect the Share Election should carefully consider the information included or incorporated herein by reference in this Notice and Endeavour’s historical consolidated financial statements and related notes thereto before making an investment decision for the Share Election to acquire Endeavour Shares under the Offer.  There are various risks, including those discussed in the Endeavour’s AIF, which are incorporated herein by reference, that could have a material adverse effect on, among other things, the operating results, earnings, properties, business and condition (financial or otherwise) of Endeavour.  These risk factors, together with all of the other information included, or incorporated by reference herein, including information contained in the section entitled “Statements Regarding Forward-looking Information” should be carefully reviewed and considered before the Share Election is made.

The market value of Endeavour Shares issued pursuant to the Offer may fluctuate due to market conditions

Endeavour is offering to purchase the Shares on the basis of Cdn.$0.14 in cash or 0.02575 of an Endeavour Share, at the election of the tendering Shareholder, for each Share.  Because the exchange ratio will not be adjusted to reflect any changes in the market value of Endeavour Shares, the market values of the Endeavour Shares and the Shares at the time of the take up of the Shares under the Offer may vary significantly from the values at the date of the Offer and Circular or the date that the Shareholders tender their Shares.  If the market price of Endeavour Shares declines, the value of the consideration in Endeavour Shares elected to be received by the Shareholders will decline as well. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Endeavour, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market, social and economic conditions, political changes, commodity price changes and other factors over which Endeavour has no control.

In addition, currency exchange rates may fluctuate and the prevailing exchange rate on the settlement date may be significantly different from the exchange rate on the date of the Offer and Circular or the date that non-Canadian Shareholders tender their Shares.  These changes may significantly affect the value of the consideration received for tendered Shares by non-Canadian Shareholders.

Endeavour has not verified the reliability of the information regarding Cream included in, or omitted from, the Offer and Circular

Endeavour has relied exclusively upon publicly available information and records on file of Cream in connection with the information provided in the Offer and Circular, as amended.  All historical information regarding Cream contained in the Offer and Circular, including all Cream financial information, has been derived from Cream’s publicly available information.  Accordingly, any inaccuracy or material omission in Cream’s publicly available information, including the information about or relating to Cream and its business, prospects, condition (financial and otherwise) and assets contained in the Offer and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the companies or adversely affect the operational plans or prospects of Endeavour on a consolidated basis or its business, assets, results of operations and condition (financial or otherwise).

Even if the Offer is successful, Endeavour may not realize any benefits from the Nuevo Milenio Property

If the Offer is successful, as part of its strategy, Endeavour will seek to expedite the development of the Nuevo Milenio Property towards production.  However, the level of capital and operating costs necessary to bring development projects such as the Nuevo Milenio Property into production, which are used in establishing mineral reserve and mineral resource estimates for obtaining financing and other purposes, are based on certain assumptions and are inherently subject to significant uncertainty.  The actual results of the development of the Nuevo Milenio Property could differ from current estimates and assumptions, and these differences could be material.  Endeavour is also relying on the technical information regarding the Nuevo Milenio Property in Cream’s public filings. Endeavour has not been able to assess the accuracy or otherwise verify the mineral resources estimates at the Nuevo Milenio Property contained in any technical report prepared for Cream or in Cream’s other public filings.  In addition, Cream has not completed a feasibility study with respect to the Nuevo Milenio Property.

Change of control provisions in Cream’s agreements triggered by the acquisition of Cream may lead to adverse consequences

Endeavour will hold Shares representing a majority of the voting rights of Cream if the Offer is successful.  Although none appear to be disclosed in Cream’s public filings, Cream may be a party to agreements or arrangements that contain change of control provisions that may be triggered following completion of the Offer.  The operation of any such change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Cream’s results of operations and financial condition and the business, prospects, assets, results of operations and condition (financial or otherwise) of the Endeavour on a consolidated basis.

The integration of Endeavour and Cream may not occur as planned

The anticipated benefits of the Offer will depend in part on whether the properties, assets, operations, and systems of each of Cream and Endeavour can be integrated in an efficient and effective manner, the timing and manner of completion of any Subsequent Acquisition Transaction or Compulsory Acquisition and whether the expected bases or sources of synergies do in fact produce the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, in respect of matters following the completion of the Offer, have not yet been made and may not have been fully identified. These decisions and the integration of the two companies will present significant challenges to management, including the integration of properties and assets, systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs and the loss of key employees. There can be no assurance that there will be operational or other synergies realized by Endeavour on a consolidated basis, or that the integration of the two companies’ properties, assets, operations, systems, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs. In addition, synergies assume certain long-term realized commodity prices. If actual prices fall below such assumed prices, the synergies to be realized could be adversely affected.

The market for and listing of Cream Shares may be affected if Endeavour takes up any Cream Shares

The purchase of any Shares by Endeavour under the Offer will reduce the number of Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Shares held by the public. After the purchase of the Shares under the Offer, it may be possible for Cream to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province of Canada and in any other jurisdiction in which there is an insignificant number of Shareholders. See Section 13 of the Circular, “Effect of the Offer on the Market for and Listing of Shares”.

The rules and regulations of the TSX-V establish certain criteria that, if not met, could lead to the delisting of the Shares from the TSX-V. Among such criteria are the number of Shareholders, the number and aggregate market value of shares publicly held. Depending on the number of Shares purchased under the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Cream Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Shares. Additionally, to the extent permitted under applicable laws and TSX-V rules, Endeavour intends to cause Cream to apply to delist the Shares from the TSX-V as soon as practicable after the completion of the Offer or any Compulsory Acquisition or any Subsequent Acquisition Transaction. If the Shares are delisted and Cream ceases to be a “public corporation” for the purposes of the Tax Act, the Shares would cease to be qualified investments for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds, registered disability savings plans, deferred profit sharing plans and tax-free savings accounts. Delisting can also have adverse tax consequences to non-resident Shareholders of the Shares, as described in Section 7 of this Notice, “Certain Canadian Federal Income Tax Considerations”.

After the consummation of the Offer, Cream will become a majority-owned subsidiary of Endeavour and Cream’s interests could differ from those of the Minority Shareholders

After the consummation of the Offer, Endeavour may, depending on the number of Shares taken up by Endeavour under the Offer, have the power to elect the directors, appoint new management, or approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Cream’s constating documents and approving mergers or sales of Cream’s assets. In particular, after the consummation of the Offer, Endeavour may integrate Cream and Endeavour, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling Endeavour or an affiliate of Endeavour to acquire all Shares not acquired pursuant to the Offer.  In any of these contexts, Endeavour’s interests with respect to Cream may differ from those of any remaining minority Shareholders who do not deposit their Shares.

The acquisition of all of the Shares of Cream by Endeavour may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Subsequent Acquisition Transaction

In order for Endeavour to acquire all of the issued and outstanding Shares, it may be necessary, following the completion of the Offer, to effect a Subsequent Acquisition Transaction. A Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Shares. A court may determine that the fair value to be paid to dissenting shareholders is an amount greater than the Offered Consideration. There is no assurance that a Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of a substantial number of Shares, which could result in the requirement to make a substantial cash or similar payment that could have an adverse effect on Endeavour’s financial position and liquidity.

The Offer is conditional upon, among other things, the receipt of any consents and approvals from governments that may be required

The Offer is conditional upon, among other things, Endeavour having obtained any government or regulatory approvals, consents and clearances necessary or deemed advisable by Endeavour including, without limitation, those under applicable competition, merger control, antitrust or other similar laws, if any.  See Section 4 of the Offer, “Conditions of the Offer”.  Based upon an examination of publicly available information relating to the business of Cream, Endeavour does not expect the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, as applicable, to give rise to material competition/antitrust concerns or other regulatory consents or approvals, however, Endeavour cannot be assured that no such concerns will arise or consents or approvals will be required and, if required, a substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals could have an adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Endeavour.  See Section 14 of the Circular, “Regulatory Matters”.

Endeavour and Cream are subject to a broad range of environmental laws and regulations in the jurisdictions in which they operate and, if the business combination is successful, Endeavour may be exposed to increased environmental costs and liabilities resulting from the operations of Cream

Each of Endeavour and Cream is subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates.  These laws and regulations, as interpreted by relevant agencies and courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices and remediation of environmental contamination.  The costs of complying with these laws and regulations, including participation in assessments and remediation of sites, could be significant.  In addition, these standards can create the risk of substantial environmental liabilities, including liabilities associated with divested assets and past activities.  Endeavour has established reserves in respect of possible future environmental reclamation and related liabilities.  However, environmental matters cannot be predicted with certainty, and these amounts may not be adequate, especially in light of potential changes in environmental conditions or the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out compliance on certain sites not initially included in remediation in progress, and the potential liability of each of Endeavour and Cream to remediate sites for which provisions have not been previously established.  Such future developments could result in increased environmental costs and liabilities that could have a material adverse effect on the business, assets, financial position and results of operations of Endeavour on a consolidated basis.

Endeavour and Cream are currently dependent upon their exploration, development and/or production properties in Mexico and any adverse condition affecting those properties or their interests, licenses and permits relating thereto may have a material adverse effect on Endeavour on a consolidated basis

Endeavour’s and Cream’s exploration, development and/or production activities in Mexico currently account for all or a majority of each company’s respective assets.  Any adverse condition affecting exploration, development, drilling or mining conditions in Mexico could be expected to have a material adverse effect on Endeavour and Cream, as applicable, and the business, assets, prospects, results of operations and condition (financial or otherwise) of the Endeavour on a consolidated basis.  There can be no assurance that Endeavour’s or Cream’s exploration and/or development programs at their respective exploration properties will result in any economically viable mining operations or yield mineral reserves or that the combination of their properties will be successful and result in the anticipated synergies and cost savings.  These and other risks and uncertainties are described in greater detail in Endeavour’s AIF available on SEDAR at www.sedar.com, which risks and uncertainties may also have an impact on Cream and its business and assets and the business, assets, results of operations, prospects and condition (financial or otherwise) of Endeavour on a consolidated basis.

5.	Documents Incorporated by Reference

The following documents of Endeavour, filed with the various securities commissions or similar authorities in certain of the provinces and territories of Canada and filed with or furnished to the SEC, are specifically incorporated by reference into and form an integral part of the Offer and Circular and this Notice:

(a)	the annual information form of Endeavour dated March 19, 2010 for the year ended December 31, 2009 (the “AIF”);

(b)	the audited comparative annual consolidated financial statements of Endeavour for the years ended December 31, 2009 and 2008 and the auditor’s report thereon;

(c)	the management’s discussion and analysis of financial condition and results of operations of Endeavour for the year ended December 31, 2009;

(d)	the unaudited interim consolidated financial statements of Endeavour for the three and nine months ended September 30, 2010 and the notes thereto;

(e)	the management’s discussion and analysis of financial condition and results of operations of Endeavour for the three and nine months ended September 30, 2010;

(f)	the information circular dated April 23, 2010 with respect to Endeavour’s annual general meeting of shareholders held on May 26, 2010; and

(g)
material change report dated November 15, 2010 with respect to the announcement of the Financing (as defined in Section 6, “Certain Information on Endeavour and Endeavour Shares—Recent Developments—Underwritten Public Offering”).

Information has been incorporated by reference in the Offer and Circular and this Notice from documents filed with the securities regulatory authorities in Canada.  Copies of these documents may be obtained on request without charge from Endeavour at Suite 301-700 West Pender Street, Vancouver, British Columbia V6C 1G8, telephone: (604) 685-9775 or may be obtained through the SEDAR website at www.sedar.com.

All material change reports (excluding confidential reports), financial statements (including any report of the auditor, where applicable), management’s discussion and analysis, annual information forms and information circulars filed by Endeavour with securities commissions or similar authorities in the provinces of Canada after the date of this Notice and before the Expiry Time shall be deemed to be incorporated by reference into the Offer and Circular, as varied by this Notice and any further notices of change or variation.

Any statement contained in the Offer and Circular and this Notice or a document incorporated or deemed to be incorporated by reference in the Offer and Circular and this Notice shall be deemed to be modified or superseded for purposes of the Offer and Circular and this Notice to the extent that a statement contained in the Offer and Circular and this Notice or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the Offer and Circular and this Notice modifies or supersedes such statement.  The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  Any statement so modified or superseded shall not be deemed to constitute a part of the Offer and Circular and this Notice, except as so modified or superseded.

Information contained in or otherwise accessed through Endeavour’s website (www.edrsilver.com), or any other website, does not form part of the Offer or Circular or this Notice.  All such references to Endeavour’s website are inactive textual references only.

6.	Certain Information on Endeavour and Endeavour Shares

Summary of Endeavour’s Business

Endeavour is engaged in the evaluation, acquisition, exploration, development, exploitation and reclamation of silver mining properties in Mexico.

Historically, Endeavour’s business philosophy was to acquire and explore early-stage mineral prospects in Canada and the United States.  In 2002, Endeavour was reorganized, a new management team was appointed, and the business strategy was revised to focus on acquiring advanced-stage silver mining properties in Mexico.  Mexico, despite its long and prolific history of metal production, appeared to be relatively unexplored using modern exploration techniques and offered promising geological potential for precious metals exploration and production.

After evaluating several mineral properties in Mexico in 2003, Endeavour negotiated an option to purchase the Guanacevi silver mines and process plant located in Durango, Mexico in May 2004.  Management recognized that even though the mines had run out of ore, little modern exploration had been carried out to discover new silver ore bodies.  Exploration drilling commenced in June 2004 and quickly met with encouraging results.  By September 2004, sufficient high grade silver mineralization had been outlined to justify the development of an access ramp into the newly discovered North Porvenir ore body.  In December 2004, Endeavour commenced the mining and processing of ore from the new North Porvenir mine to produce silver dore bars.

In 2007, Endeavour replicated the success of Guanacevi with the acquisition of the Guanajuato Mines project in Guanajuato State.  Guanajuato was very similar to Guanacevi in that there was a fully built and permitted processing plant, and the mines were running out of ore, so the operation was for sale.  The acquisition was finalized in May 2007 and, as a result of the successful mine rehabilitation and exploration work conducted in 2008 and 2009, Guanajuato is now an integral part of Endeavour’s asset base.

Both Guanacevi and Guanajuato are good examples of Endeavour’s business model of acquiring fully built and permitted silver mines that were about to close for lack of ore.  By bringing the money and expertise needed to find new silver ore bodies, Endeavour has successfully re-opened and is now expanding these mines to unfold their full potential.  The benefit of acquiring fully built and permitted mining and milling infrastructure is that if new exploration efforts are successful, the mine development cycle from discovery to production only takes a matter of months instead of the several years normally required in the traditional mining business model.  In addition to acquiring fully built mines, Endeavour may from time to time consider acquisitions of exploration properties where it can use its expertise to bring suitable properties into production.

Endeavour historically funded its exploration and development activities through equity financings and convertible debentures.  Equity financings also facilitated the acquisition and development of the Guanacevi and Guanajuato Mines projects.  However, since 2004, Endeavour has been able to finance more and more of its acquisition, exploration, development and operating activities from production cash flows.  Endeavour may continue to engage in equity, debt, convertible debt or other financings, on an as needed basis, in order to facilitate its growth.

Further information regarding the business of Endeavour, its operations and its mineral properties can be found in Endeavour’s AIF and the materials incorporated by reference into this Notice.  See Section 5, “Documents Incorporated by Reference”.

Recent Developments

Underwritten Public Offering

On November 16, 2010, Endeavour filed a short form prospectus to qualify the distribution (the “Financing”) of 8,150,000 Endeavour Shares at a price of Cdn.$6.15 per Endeavour Share (the “Offering Price”) to be issued by Endeavour and sold pursuant an underwriting agreement dated as of November 16, 2010 among CIBC World Markets Inc. (the “Lead Underwriter”), Salman Partners Inc., Haywood Securities Inc. and RBC Dominion Securities Inc. (together with the Lead Underwriter, the “Underwriters”) and Endeavour.  The Offering Price was determined by negotiation between Endeavour and the Lead Underwriter, on behalf of the Underwriters.  Endeavour has also granted the Underwriters an over-allotment option (the “Over-Allotment Option”), exercisable by the Underwriters in whole or in part at their sole discretion upon giving written notice to Endeavour at any time up to 30 days after the closing of the Financing, to purchase up to an additional 1,222,500 Endeavour Shares, to cover over-allotments, if any, and for market stabilization purposes.  Endeavour intends to use the proceeds of the Financing to fund its capital projects, exploration, potential acquisitions and for working capital.  All funds required under the Offer in connection with elections for the Cash Election will be paid by Endeavour using funds available to Endeavour from its capital account apart from proceeds of the Financing.

Mexican Tax Assessment

On October 12, 2010, Minera Santa Cruz y Garibaldi SA de CV, a subsidiary of Endeavour, received a U.S.$19.1 million assessment by Mexican fiscal authorities for failure to provide the appropriate support for certain expense deductions in the 2006 tax return.  Based on advice of Endeavour’s tax advisors and legal counsel, Endeavour is of the view that it provided the appropriate documentation and support for the expenses and that the tax assessment has no legal merit.  As a result of a detailed review by Endeavour of its accounting records and available information to support the deductions taken, Endeavour has estimated a potential tax exposure of U.S.$80,000 for expenses for which Endeavour has made a provision, plus the estimated additional interest and penalties of U.S.$80,000 in Endeavour’s consolidated financial statements for the period ended September 30, 2010.  Endeavour has commenced the appeal process in respect of this tax assessment.

The 2006 tax return of Refinadora Plata SA de CV (“Refinadora”), a subsidiary of Endeavour, is currently being audited by the Mexican fiscal authorities.  Endeavour was delayed in providing certain requested documentation and the fiscal authorities froze the subsidiary’s bank accounts.  Endeavour, in consultation with external counsel, appealed the actions taken by the tax authorities through the federal circuit court which ruled the bank freeze was unconstitutional.  After the ruling, Endeavour requested the court to instruct the authorities to unfreeze the bank accounts.  Endeavour is waiting on the courts to instruct the authorities.  The bank freeze has not affected the Endeavour’s ability to carry on business.  The continued freeze of the bank accounts could impact the timely collection of value added tax refunds.  The audit of Refinadora’s 2006 tax return is ongoing and it is uncertain at this time whether Refinadora will be reassessed with respect to its 2006 tax year and, if so, the amount of such reassessment.

Ricardo Campoy Appointed to Board of Directors

Ricardo Campoy, B.Sc., M.IM., was appointed to the Board of Directors effective July 9, 2010.  Mr. Campoy brings to Endeavour’s Board a wealth of experience in the mining and financial sectors.  Mr. Campoy’s international career spans 34 years as a mining engineer, investment banker and financial advisor for the resource industries, financial institutions, and investment funds.  In June 2006, Mr. Campoy co-founded and continues to manage Minerals Capital & Advisory LLC, a member firm of Denver-based merchant bank, HeadwatersMB.  From 2004 to 2006, Mr. Campoy was Managing Director and Head of the Mining and Metals Group for WestLB in New York.  Before that, he held several senior banking positions with McFarland Dewey & Co., ING Capital, Swiss Bank, Elders Resources Finance, European Banking Company, and Continental Illinois National Bank.

Consolidated Capitalization

There have not been any material changes in the share and loan capital of Endeavour since September 30, 2010, the date of Endeavour’s most recently filed financial statements.  Upon closing of the Financing, an additional 8,150,000 Endeavour Shares (9,372,500 Endeavour Shares if the Over-Allotment Option is exercised in full) will be issued.

Description of Endeavour Shares Issuable Under the Offer

Endeavour is authorized to issue an unlimited number of Endeavour Shares without par value.  Each Endeavour Share ranks equally with all other Endeavour Shares with respect to distribution of assets upon dissolution, liquidation or winding-up of Endeavour and payment of dividends.  The holders of Endeavour Shares are entitled to one vote for each share on all matters to be voted on by such holders and are entitled to receive pro rata such dividends as may be declared by the board of directors of Endeavour.  The holders of Endeavour Shares have no pre-emptive or conversion rights.  The rights attaching to the Endeavour Shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

As at the date of this Notice, there are 70,756,142 Endeavour Shares issued and outstanding.  Upon the closing of the Financing, and assuming that no further Endeavour Shares are issued upon the exercise of outstanding warrants or options of Endeavour, there will be 78,906,142 Endeavour Shares issued and outstanding (80,128,642 Endeavour Shares if the Over-Allotment Option is also exercised in full).

Based on Cream’s financial statements for the period ended June 30, 2010, as at that date, there were 88,324,202 outstanding Cream Shares and a total of 37,252,114 Cream Shares were issuable upon exercise of outstanding options and warrants of Cream.  Accordingly, to the knowledge of Endeavour, there are 125,576,316 Cream Shares outstanding on a fully diluted basis.  If Cream shareholders elect the Endeavour Shares consideration alternative for all 125,576,316 Cream Shares outstanding on a fully diluted basis, based on the exchange ratio of 0.02575 of an Endeavour Share for each Cream Share under the Amended Offer, a maximum of 3,233,590 Endeavour Shares are potentially issuable to Cream shareholders in connection with the Amended Offer.

Prior Sales

The following table sets out details of all Endeavour Shares issued by Endeavour during the 12 months prior to the date of this Notice.

Date	Number of Endeavour Shares	Issue Price per Endeavour Share	Reason for issuance
November 18, 2009	2,000	$3.05	Stock option exercise
November 20, 2009	20,000	$2.55	Stock option exercise
November 20, 2009	15,000	$2.52	Stock option exercise
November 23, 2009	12,500	$1.90	Warrants exercise
November 25, 2009	5,000	$2.52	Stock option exercise
November 25, 2009	25,000	$1.60	Stock option exercise
November 30, 2009	4,000	$1.11	Stock option exercise
December 1, 2009	52,631	$1.90	Debenture conversion
December 2, 2009	50,000	$2.35	Stock option exercise
December 2, 2009	100,000	$3.00	Broker warrants exercise
December 8, 2009	2,381	$3.00	Broker warrants exercise
December 17, 2009	30,000	$1.87	Stock option exercise
December 23, 2009	1,300	$3.05	Stock option exercise
December 23, 2009	60,000	Nil	Stock Bonus Plan
December 23, 2009	37,368	$2.05	Warrants exercise
January 4, 2010	29,000	Nil	Stock Bonus Plan
January 6, 2010	23,700	$3.05	Cashless stock option exercise
January 6, 2010	8,387	$2.52	Cashless stock option exercise
January 6, 2010	25,749	$2.85	Stock option exercise
January 8, 2010	50,000	$2.35	Stock option exercise
January 11, 2010	4,000	$3.05	Stock option exercise
January 12, 2010	50,000	$2.35	Stock option exercise
January 15, 2010	33,745	$1.90	Broker warrants exercise
January 15, 2010	99,999	$1.90	Debenture conversion
January 20, 2010	10,000	$2.52	Stock option exercise
January 27, 2010	30,000	$2.52	Stock option exercise
February 1, 2010	5,000	$1.60	Stock option exercise
February 8, 2010	42,105	$1.90	Debenture conversion
February 9, 2010	71,428	$3.59	Mining property acquisition
February 11, 2010	9,611	$2.05	Cashless warrants exercise
February 11, 2010	5,000	$2.04	Stock option exercise
February 17, 2010	13,684	$1.90	Debenture conversion
March 4, 2010	39,473	$1.90	Debenture conversion
March 9, 2010	57,894	$1.90	Debenture conversion
March 10, 2010	47,368	$1.90	Debenture conversion
March 10, 2010	120,000	$2.52	Stock option exercise
March 12, 2010	47,368	$1.90	Debenture conversion
March 12, 2010	40,000	$2.52	Stock option exercise
March 12, 2010	1,500	$2.17	Stock option exercise
March 12, 2010	11,396	$2.05	Warrants exercise
March 22, 2010	34,953	$2.52	Cashless stock option exercise
March 23, 2010	120,525	$1.90	Debenture conversion
March 30, 2010	47,368	$1.90	Debenture conversion
April 6, 2010	8,971	$2.05	Cashless warrants exercise
April 7, 2010	2,591	$2.05	Cashless warrants exercise
April 15, 2010	211,841	$1.90	Debenture conversion
April 20, 2010	20,000	$1.11	Stock option exercise
April 23, 2010	47,368	$1.90	Debenture conversion

Date	Number of Endeavour Shares	Issue Price per Endeavour Share	Reason for issuance
April 29, 2010	164,473	$1.90	Debenture conversion
April 30, 2010	1,500	$2.17	Stock option exercise
April 30, 2010	36,820	$2.05	Cashless warrants exercise
May 6, 2010	26,315	$1.90	Debenture conversion
May 11, 2010	83,000	$2.35	Stock option exercise
May 12, 2010	90,000	$1.87	Stock option exercise
May 13, 2010	10,000	$2.55	Stock option exercise
May 13, 2010	110,007	$3.00	Warrants exercise
May 17, 2010	12,000	$3.05	Stock option exercise
May 18, 2010	25,000	$3.60	Warrants exercise
May 21, 2010	6,597	$2.05	Warrants exercise
May 25, 2010	23,400	$2.85	Stock option exercise
June 2, 2010	36,966	$2.05	Cashless warrants exercise
June 2, 2010	23,684	$2.05	Cashless warrants exercise
June 8, 2010	10,106	$2.05	Cashless warrants exercise
June 11, 2010	15,000	$2.55	Stock option exercise
June 14, 2010	57,894	$1.90	Debenture conversion
June 21, 2010	112,631	$1.90	Debenture conversion
June 23, 2010	215,788	$1.90	Debenture conversion
June 28, 2010	15,000	$1.87	Stock option exercise
July 15, 2010	259,471	$1.90	Debenture conversion
July 23, 2010	852,629	$1.90	Debenture conversion
July 29, 2010	30,000	$2.01	Stock option exercise
July 29, 2010	570,776	U.S.$4.69	Mining property acquisition
July 29, 2010	47,368	$1.90	Debenture conversion
August 4, 2010	10,000	$2.01	Stock option exercise
August 12, 2010	2,631	$1.90	Debenture conversion
August 19, 2010	15,000	$1.87	Stock option exercise
August 27, 2010	50,000	$2.01	Stock option exercise
August 30, 2010	4,000	$2.17	Stock option exercise
August 31, 2010	55,000	$2.01	Stock option exercise
September 1, 2010	42,105	$1.90	Debenture conversion
September 1, 2010	20,000	$2.01	Stock option exercise
September 1, 2010	2,000	$3.67	Stock option exercise
September 2, 2010	117,581	$2.35	Cashless stock option exercise
September 2, 2010	40,500	$2.01	Stock option exercise
September 2, 2010	305,261	$.190	Debenture conversion
September 3, 2010	18,420	$1.90	Debenture conversion
September 7, 2010	1,139,996	$1.90	Debenture conversion
September 7, 2010	12,000	$2.01	Stock option exercise
September 7, 2010	25,000	$2.55	Stock option exercise
September 7, 2010	4,000	$3.67	Stock option exercise
September 8, 2010	1,248,947	$1.90	Debenture conversion
September 8, 2010	55,000	$1.87	Stock option exercise
September 8, 2010	10,000	$3.60	Warrant exercise
September 8, 2010	14,178	$2.05	Cashless warrant exercise
September 10, 2010	37,000	$2.85	Stock option exercise
September 10, 2010	20,000	$2.01	Stock option exercise
September 10, 2010	3,000	$3.67	Stock option exercise
September 10, 2010	157,894	$1.90	Debenture conversion
September 13, 2010	65,789	$1.90	Debenture conversion
September 13, 2010	60,000	$2.01	Stock option exercise
September 13, 2010	6,493	$2.05	Cashless warrant exercise

Date	Number of Endeavour Shares	Issue Price per Endeavour Share	Reason for issuance
September 14, 2010	10,000	$2.01	Stock option exercise
September 15, 2010	1,165,787	$1.90	Debenture conversion
September 15, 2010	5,000	$2.17	Stock option exercise
September 15, 2010	3,000	$3.67	Stock option exercise
September 17, 2010	20,000	$2.55	Stock option exercise
September 17, 2010	16,225	$2.05	Cashless warrant exercise
September 20, 2010	20,000	$2.55	Stock option exercise
September 20, 2010	20,000	$2.01	Stock option exercise
September 23, 2010	8,204	$3.00	Warrant exercise
September 24, 2010	25,000	$2.01	Stock option exercise
September 28, 2010	12,500	$2.01	Stock option exercise
September 28, 2010	50,000	$2.85	Stock option exercise
September 29, 2010	25,000	$2.40	Stock option exercise
September 29, 2010	2,000	$3.67	Stock option exercise
October 1, 2010	4,000	$2.17	Stock option exercise
October 8, 2010	20,000	$1.87	Stock option exercise
October 12, 2010	25,000	$2.01	Stock option exercise
October 12, 2010	4,000	$3.67	Stock option exercise
October 12, 2010	7,500	$2.01	Stock option exercise
October 12, 2010	4,000	$3.29	Stock option exercise
October 13, 2010	2,000	$2.01	Stock option exercise
October 14, 2010	40,000	$2.85	Stock option exercise
October 14, 2010	30,000	$2.01	Stock option exercise
October 14, 2010	15,000	$2.01	Stock option exercise
October 14, 2010	4,000	$3.67	Stock option exercise
October 14, 2010	3,000	$3.67	Stock option exercise
October 14, 2010	2,000	$3.67	Stock option exercise
October 15, 2010	40,000	$1.87	Stock option exercise
October 15, 2010	34,670	$2.05	Warrant exercise
October 18, 2010	12,023	$2.05	Warrant exercise
October 18, 2010	6,000	$2.01	Stock option exercise
October 18, 2010	2,000	$3.67	Stock option exercise
October 19, 2010	10,000	$2.55	Stock option exercise
October 21, 2010	2,500	$3.60	Warrant exercise
October 22, 2010	40,000	$2.01	Stock option exercise
October 27, 2010	13,336	$2.05	Warrant exercise
October 27, 2010	3,000	$2.01	Stock option exercise
October 28, 2010	6,500	$2.01	Stock option exercise
October 28, 2010	3,000	$3.05	Stock option exercise
October 28, 2010	20,000	$1.87	Stock option exercise
November 1, 2010	5,000	$3.67	Stock option exercise
November 2, 2010	7,648	$2.05	Warrant exercise
November 2, 2010	8,333	$3.60	Warrant exercise
November 2, 2010	8,333	$3.60	Warrant exercise
November 8, 2010	4,000	$3.67	Stock option exercise
November 8, 2010	8,333	$3.60	Warrant exercise
November 8, 2010	8,333	$3.60	Warrant exercise
November 8, 2010	8,333	$3.60	Warrant exercise
November 9, 2010	2,000	$4.57	Stock option exercise
November 9, 2010	2,000	$3.80	Stock option exercise
November 10, 2010	25,000	$3.05	Stock option exercise
November 10, 2010	30,000	$2.01	Stock option exercise
November 10, 2010	8,333	$3.60	Warrant exercise

Date	Number of Endeavour Shares	Issue Price per Endeavour Share	Reason for issuance
November 10, 2010	92,885	$1.90	Warrant exercise
November 10, 2010	17,000	$3.60	Warrant exercise
November 10, 2010	8,613	$3.00	Warrant exercise
November 12, 2010	2,000	$3.67	Stock option exercise
November 12, 2010	32,894	$2.05	Warrant exercise
November 12, 2010	85,200	$1.51	Warrant exercise
November 12, 2010	17,630	$2.05	Warrant exercise
November 12, 2010	88,156	$2.05	Warrant exercise
November 12, 2010	92,885	$1.90	Warrant exercise
November 15, 2010	18,421	$2.05	Warrant exercise
November 17, 2010	25,000	$2.85	Stock option exercise
November 17, 2010	10,000	$3.60	Warrant exercise
November 17, 2010	5,000	$3.60	Warrant exercise
November 17, 2010	8,333	$3.60	Warrant exercise
November 17, 2010	15,797	$2.05	Warrant exercise

The following table sets out details of all securities convertible or exercisable into Endeavour Shares that were issued or granted by Endeavour during the 12 months prior to the date of this Notice.

Date	Type of Security Issued	Number of Endeavour Shares issuable upon exercise or conversion	Exercise or conversion price per Endeavour Share
December 1, 2009	Warrants(1)	52,630	$2.05
January 15, 2010	Warrants(1)	49,999	$2.05
February 8, 2010	Warrants(1)	21,052	$2.05
February 17, 2010	Warrants(1)	6,842	$2.05
March 4, 2010	Warrants(1)	19,736	$2.05
March 9, 2010	Warrants(1)	28,947	$2.05
March 10, 2010	Warrants(1)	23,684	$2.05
March 12, 2010	Warrants(1)	23,684	$2.05
March 23, 2010	Warrants(1)	60,262	$2.05
March 30, 2010	Warrants(1)	23,684	$2.05
April 5, 2010	Stock options	10,000	$3.29
April 15, 2010	Warrants(1)	105,920	$2.05
April 23, 2010	Warrants(1)	23,684	$2.05
April 29, 2010	Warrants(1)	82,236	$2.05
May 6, 2010	Warrants(1)	13,157	$2.05
May 26, 2010	Stock options	1,659,000	$3.67
June 14. 2010	Warrants(1)	28,947	$2.05
June 21, 2010	Warrants(1)	56,315	$2.05
June 23, 2010	Warrants(1)	107,894	$2.05
July 9, 2010	Stock options	80,000	$3.67
July 15, 2010	Warrants(1)	129,734	$2.05
July 23, 2010	Warrants(1)	426,313	$2.05
July 29, 2010	Warrants(1)	23,684	$2.05
August 12, 2010	Warrants(1)	1,315	$2.05
September 1, 2010	Warrants(1)	21,052	$2.05
September 2, 2010	Warrants(1)	152,629	$2.05
September 3, 2010	Warrants(1)	9,209	$2.05
September 7, 2010	Warrants(1)	569,995	$2.05
September 8, 2010	Warrants(1)	624,461	$2.05
September 10, 2010	Warrants(1)	78,947	$2.05
September 13, 2010	Warrants(1)	32,894	$2.05

Date	Type of Security Issued	Number of Endeavour Shares issuable upon exercise or conversion	Exercise or conversion price per Endeavour Share
September 15, 2010	Warrants(1)	582,892	$2.05
October 20, 2010	Stock options	20,000	$4.57
November 17, 2010	Stock options	50,000	$5.69
                     _____________________
(1)	Issued pursuant to conversion of convertible debentures.

Trading Price and Volume

The Endeavour Shares are listed for trading on the TSX under the symbol “EDR”, on the NYSE Amex under the symbol “EXK” and on the Frankfurt Stock Exchange under the symbol “EJD”.

The following table sets forth the closing price range and trading volumes of the Endeavour Shares on the TSX for the periods indicated.

Month	High ($)	Low ($)	Volume
November 2009	4.22	2.83	5,190,300
December 2009	4.29	3.42	3,509,400
January 2010	4.57	3.32	3,934,300
February 2010	3.90	3.05	3,059,000
March 2010	3.90	3.15	3,570,781
April 2010	4.07	3.29	3,184,668
May 2010	4.34	3.35	4,574,999
June 2010	3.93	3.45	1,987,300
July 2010	3.73	3.20	1,498,128
August 2010	3.88	3.29	1,702,999
September 2010	4.40	3.77	3,771,294
October 2010	5.10	4.13	3,868,180
November 2010 (to November 17, 2010)	7.14	4.70	8,979,395

The following table sets forth the closing price range and trading volumes of the Endeavour Shares on the NYSE Amex for the periods indicated.

Month	High (U.S.$)	Low (U.S.$)	Volume (in thousands)
November 2009	3.86	2.75	16,900
December 2009	4.16	3.28	14,098
January 2010	4.28	3.15	13,136
February 2010	3.59	3.10	11,266
March 2010	3.71	3.15	11,149
April 2010	3.91	3.26	12,084
May 2010	4.13	3.42	18,492
June 2010	3.68	3.29	8,256
July 2010	3.57	3.09	5,958
August 2010	3.60	3.16	6,981
September 2010	4.23	3.63	13,743
October 2010	5.10	4.09	21,117
November 2010 (to November 17, 2010)	7.16	4.63	30,587

Interest of Experts

Information regarding experts is contained in Endeavour’s AIF under “Interest of Experts”.

Auditor, Transfer Agent and Registrar

The auditor of Endeavour is KPMG LLP, Chartered Accountants, of 777 Dunsmuir Street, Vancouver, British Columbia, V7Y 1K3.  KPMG LLP reports that they are independent of Endeavour in accordance with the rules of professional conduct of the Institute of Chartered Accountants of British Columbia

The transfer agent and registrar for the Endeavour Shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

7.	Certain Canadian Federal Income Tax Considerations

The disclosure under Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” is deleted in its entirety and replaced by the following:

“16.           Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations of the Offer generally applicable to Shareholders who, for the purposes of the Tax Act and at all relevant times, (i) deal and will deal at arm’s length with both Endeavour and Cream, (ii) are not affiliated with either Endeavour or Cream, and (iii) hold their Cream Shares, and will hold their Endeavour Shares as capital property.  Cream Shares or Endeavour Shares will generally be considered capital property to a Shareholder unless the Shareholder holds such shares in the course of carrying on business of buying and selling securities or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade.  Shareholders who are resident in Canada for purposes of the Tax Act and whose Cream Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Tax Act to have such shares and every “Canadian security” (as defined in the Tax Act) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary does not address income tax considerations applicable to directors, officers or other insiders of Endeavour, Cream or related companies, or persons who hold Cream Shares or will hold Cream Shares subject to escrow, trading or other restrictions that might affect the value thereof.  In addition, this summary does not address the tax considerations relevant to Shareholders who acquired their Cream Shares on the exercise of an employee stock option.  The summary addresses the tax considerations applicable to the shareholders of Endeavour and Cream only to the extent expressly set out herein.

This summary assumes that any person that held or holds at any time Cream Options, Warrants or other rights to acquire Cream Shares will have exercised them and acquired Cream Shares, or they will have expired, prior to the Expiry Time.  Accordingly, this summary does not address persons who hold such Cream Options, Warrants or other rights.  Such persons should consult their own tax advisors for advice regarding the income tax consequences to them of the expiry or exercise of Cream Options or Warrants, of the continued holding thereof after the Expiry Time and of the acquisition, holding and disposing of Cream Shares or any other securities acquired on exercise thereof, which may differ materially from the discussion about income tax considerations set forth in this summary.

This summary does not apply to a Shareholder that (i) is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; or (ii) is a “specified financial institution” or “restricted financial institution” (as defined in the Tax Act); or (iii) an interest in which would be a “tax shelter investment” (as defined in the Tax Act); or (iv) who has acquired Cream Shares upon the exercise of an employee stock option; or (v) to whom the functional currency reporting rules contained in subsection 261(5) of the Tax Act would apply.  Such Shareholders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all proposals to amend the Tax Act or the regulations publicly announced by the federal Minister of Finance (Canada) prior to the date hereof (“Tax Proposal”), and the understanding of Koffman Kalef LLP of the current published administrative practices of the Canada Revenue Agency (“CRA”).  It has been assumed that all Tax Proposals will be enacted as proposed and that there will be no other relevant changes to the Tax Act or other applicable law or policy, although no assurance can be given in these respects.  This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative practice of CRA, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

The following summary is of a general nature and is not intended to be, nor should it be construed to be, legal or tax advice for any particular Cream Shareholder, and no representations are being made with respect to the tax consequences to any particular Cream Shareholder to whom the Offer is being made.  Accordingly, Cream Shareholders should consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their Cream Shares under the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction having regard to their particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, territorial or local tax lawns and under foreign tax laws.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Cream Shares or Endeavour Shares, including dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars based on the relevant exchange rate applicable on the effective date (as determined in accordance with the Tax Act) of the related acquisition, disposition or recognition of income.

Cream Shareholders Resident in Canada

The following portion of the summary is generally applicable to a Cream Shareholder who, at all relevant times, for the purposes of the Tax Act, is, or is deemed to be, a resident of Canada (“Resident Holder”).

Exchange of Cream Shares Pursuant to the Offer

Rollover

A Resident Holder who elects to receive Endeavour Shares in exchange for Cream Shares in accordance with the Share Election pursuant to the Offer, will realize a tax-deferred rollover on the exchange of the Cream Shares, except in circumstances where the Resident Holder chooses to recognize a capital gain or capital loss on the exchange as described in the immediately following paragraph.  By virtue of such rollover, the Resident Holder will be considered to have disposed of the Cream Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Cream Shares to the Resident Holder immediately before the exchange, and to have acquired the Endeavour Shares received on the exchange, at a cost equal to such aggregated adjusted cost base.  If the Resident Holder owns other Endeavour Shares the adjusted cost base of all such Endeavour Shares, including those received on the exchange, will be averaged subject to detailed rules contained in the Tax Act.

Recognition of Gain or Loss

A Resident Holder who (i) elects the Share Election and chooses to include in computing such Resident Holder’s income any portion of the gain or loss from the exchange or (ii) elects to receive cash in exchange for their Cream Shares in accordance with the Cash Election pursuant to the Offer, will be considered to have disposed of Cream Shares for proceeds of disposition equal to the fair market value, at the time of acquisition, of the cash or Endeavour Shares acquired by such Resident Holder on the exchange.  As a result, the Resident Holder will realize a capital gain (or capital loss) to the extent that such proceeds of disposition (net of any reasonable costs of disposition) exceed (or are less than) the aggregated adjusted cost base to the Resident Holder of the Cream Shares.  The cost to such Resident Holder of any Endeavour Shares acquired on the exchange will be equal to the fair market value of the Endeavour Shares at the time of acquisition.  If the Resident Holder owns other Endeavour Shares the adjusted cost base of all such Endeavour Shares, including those received on the exchange, will be averaged subject to detailed rules contained in the Tax Act.  The general tax treatment of capital gains and capital losses is the same as discussed below under the heading “Taxation of Capital Gains and Losses”.

Taxation of Capital Gains and Losses

One-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year will be included in the holder’s income for the year.  One-half of any capital loss (an “allowable capital losses”) realized by the Resident Holder in a year may be deducted against taxable capital gains realized in the year.  Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back up to three taxation years or carried forward indefinitely, and deducted against net taxable capital gains in those other years, to the extent and in the circumstances specified in the Tax Act.

If the Resident Holder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of a share may be reduced by the amount of certain dividends received or deemed to be received by the corporation on the share, to the extent and under circumstances specified by the Tax Act.  Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or member, respectively, is a member of a partnership or a beneficiary of a trust that owns shares.

A Resident Holder that is a Canadian controlled private corporation throughout the relevant taxation year may be subject to a refundable tax of 6⅔% on its aggregate investment income for the year, which will include an amount in respect of taxable capital gains. This additional tax will be refunded to the holder at the rate of Cdn.$1 for every Cdn.$3 of taxable dividends paid while it’s a private corporation.

Where the Resident Holder is an individual or a trust, other than certain specified trusts, the realization of a capital gain may result in a liability for alternative minimum tax under the Tax Act.

Holding and Disposing of Endeavour Shares

Dividends on Endeavour Shares

In the case of a Resident Holder who is an individual (including a trust), dividends received or deemed to be received on the Endeavour Shares will be included in computing the Resident Holder’s income, and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to “eligible dividends” (as defined in the Tax Act).

A Resident Holder that is a corporation must include any dividends received or deemed to be received on the Endeavour Shares in computing its income and will generally be entitled to deduct the amount of such dividends in computing its taxable income.  A Resident Holder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) will generally be liable, under Part IV of the Tax Act, to pay a refundable tax of 33⅓% on dividends received or deemed to have been received on the Endeavour Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income.

Disposition of Endeavour Shares

A disposition or deemed disposition of an Endeavour Share by a Resident Holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such share immediately before the disposition.  The taxation of capital gains and capital losses is described above under the heading “Taxation of Capital Gains and Capital Losses”.

Cream Shares Not Deposited by Resident Holders

Compulsory Acquisition or Subsequent Acquisition Transaction

As described in “Acquisition of Shares Not Deposited under the Offer” in Section 7 of the Circular, if within four months after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Cream Shares and the Offeror acquires such deposited Cream Shares, the Offeror will, subject to compliance with all applicable laws, acquire the remainder of the Cream Shares pursuant to a Compulsory Acquisition (other than Cream Shares held by, or by nominees of, the Offeror or its affiliates as at the date of the Offer).  If the Offeror takes up and pays for Cream Shares validly deposited under the Offer but acquires less than the number of shares required to effect a Compulsory Acquisition or the Compulsory Acquisition provisions of the BCBCA are otherwise unavailable, the Offeror may acquire, directly or indirectly, all of the Cream Shares pursuant to a Subsequent Acquisition Transaction.  If only the Minimum Tender Condition is satisfied, the Offeror will not own sufficient Cream Shares to effect a Subsequent Acquisition Transaction.

The tax consequences to a Resident Holder whose Cream Shares are acquired pursuant to a Compulsory Acquisition will generally be the same as described above, in the case of a Resident Holder who receives Endeavour Shares under the heading “Exchange of Cream Shares Pursuant to the Offer—Rollover” and in the case of a Resident Holder who receives cash consideration, under the heading “Exchange of Cream Shares Pursuant to the Offer—Recognition of Gain or Loss”.

As described in Section 7 of the Circular, “Acquisition of Shares Not Deposited under the Offer”, it is Endeavour’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer.  The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered and, accordingly, it is not possible to comment except in very general terms.  Endeavour may propose to carry out a Subsequent Acquisition Transaction by means of an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction, the tax consequences of which to a Resident Holder would depend upon the nature of the particular transaction undertaken and may be substantially the same as, or materially different from, those described above.  Depending upon the exact manner in which the transaction is carried out, such tax consequences may also include a capital gain or capital loss, a deemed dividend or both a deemed dividend and a capital gain or capital loss.  Any such capital loss may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on the Cream Shares (or on shares of an amalgamated corporation for which the Cream Shares are exchanged) to the extent and under the circumstances described in the Tax Act.

A Resident Holder that is a corporation should consult its tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act with respect to any dividends received, or deemed to be received, by such corporation in connection with a Subsequent Acquisition Transaction.  Subsection 55(2) provides in part that, where a Resident Holder that is a corporation receives or is deemed to receive a dividend, in certain circumstances the dividend or deemed dividend may be treated as proceeds of disposition of the Cream Shares for the purpose of computing the Resident Holder’s capital gain.  Subject to the potential application of this provision, dividends received or deemed to be received by a corporation in connection with a Subsequent Acquisition Transaction will be included in computing income, and normally will also be deductible in computing its taxable income, but affected Resident Holders are advised to consult their own tax advisors in this regard.

A Resident Holder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33⅓% on dividends received, or deemed to be received, in connection with a Subsequent Acquisition Transaction to the extent that such dividends are deductible in computing such corporation’s taxable income.

In the case of a Resident Holder who is an individual (including a trust), dividends received or deemed to be received in connection with a Subsequent Acquisition Transaction will be included in computing the Resident Holder’s income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation.

If the Subsequent Acquisition Transaction is carried out by means of an amalgamation, Resident Holders who exercise a right of dissent in respect of such an amalgamation will be considered to have disposed of their Cream Shares for proceeds of disposition equal to the amount paid to the dissenting Resident Holder for such Cream Shares, other than interest awarded by the court.  Because of uncertainties as to the method of payment and, under the relevant legislation, as to whether such amounts paid to a dissenting Resident Holder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Holders should consult with their tax advisors in this regard.  Interest awarded by a court will be included in computing the Resident Holder’s income.

Resident Holders should consult their own tax advisors for advice with respect to all income tax consequences to them of having their Cream Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

Cream Shares may be delisted from the TSX-V after the exchange of Endeavour Shares for Cream Shares pursuant to the Offer.  In certain circumstances, a delisting could adversely affect a holder of Cream Shares that does not accept the Offer and that is a trust governed by a registered retirement savings plan (or other deferred income plan), by subjecting such holder to certain taxes and penalizing provisions under the Tax Act, and Resident Holders who may be so affected should consult with their own tax advisors in this regard.

Eligibility for Investment

If the Endeavour Shares are listed on a designated stock exchange (which includes the TSX), the Endeavour Shares will be a qualified investment under the Tax Act for a trust governed by a registered retirement savings plan, a registered retirement income fund, a, deferred profit sharing plan, a registered education savings plan, a registered disability savings plan and a tax-free savings account (“TFSA”).

Notwithstanding the forgoing, a holder of Endeavour Shares will be subject to penalty tax if the Endeavour Shares are held in a TFSA and are “prohibited investments” for the TFSA under the Tax Act.  However, the Endeavour Shares will not be prohibited investments for a TFSA held by a particular holder provided the particular holder deals at arm’s length with Endeavour for the purposes of the Tax Act and does not have a “significant interest” (as defined in the Tax Act) in either Endeavour or a person or partnership that does not deal with Endeavour at arm’s length for purposes of the Tax Act.  Holders should consult their own tax advisors as to whether the Endeavour Shares will be prohibited investments in their particular circumstances.

Cream Shareholders Not Resident in Canada

The following part of the summary applies, subject to all provisos and assumptions set out above, to a Shareholder, who participates in the Offer, and who for the purposes of the Tax Act and any relevant tax treaty, is not and has never been resident or deemed a resident of Canada and does not, and will not at any relevant time, use or hold any Cream Shares or Endeavour Shares in carrying on, or otherwise in connection with, a business in Canada (a “Non-Resident Holder”).  Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere.  Such Non-Resident Holders should consult their own tax advisors.

Exchange of Cream Shares pursuant to the Offer

A Non-Resident Holder who elects to receive Endeavour Shares in exchange for Cream Shares in accordance with the Share Election pursuant to the Offer, will realize a tax-deferred rollover on the exchange, except where the Non-Resident Holder chooses to recognize a capital gain or capital loss on the exchange as described above under “Cream Shareholders Resident in Canada—Exchange of Cream Shares Pursuant to the Offer—Recognition of Gain or Loss”.  By virtue of such rollover, the Non-Resident Holder will be considered to have disposed of the Cream Shares for proceeds of disposition equal to the aggregate adjusted cost base to the Non-Resident Holder of the Cream Shares immediately before the exchange, and to have acquired the Endeavour Shares received on the exchange, at a cost equal to such aggregated adjusted cost base.  If the Non-Resident Holder owns other Endeavour Shares the adjusted cost base of all such Endeavour Shares will be averaged subject to detailed rules contained in the Tax Act.

A Non-Resident Holder who (i) elects the Share Election and chooses to include in computing such Non-Resident Holder’s income any portion of the gain or loss from the exchange or (ii) elects to receive cash in exchange for the Cream Shares in accordance with the Cash Election will be considered to have disposed of Cream Shares for proceeds of disposition equal to the fair market value at the time of acquisition of the Endeavour Shares and will generally be subject to the same tax consequences as discussed above under “Cream Shareholders Resident in Canada—Taxation of Capital Gains and Losses”.  The cost to such Non-Resident Holder of any Endeavour Shares acquired on the exchange will be equal to the fair market value of those shares at the time of acquisition.  If the Non-Resident Holder owns other Endeavour Shares the adjusted cost base of all such Endeavour Shares will be averaged subject to detailed rules contained in the Tax Act.

A Non-Resident Holder who chooses to include in computing the Non-Resident Holder’s income any portion of the gain or loss from the exchange will not be subject to tax under the Tax Act on any capital gains realized on the exchange of the Cream Shares, provided that the Cream Shares exchanged do not constitute “taxable Canadian property” (as defined in the Tax Act), of the Non-Resident Holder at the time of the exchange.  Even if the Cream Shares do constitute taxable Canadian property the provisions of an income tax treaty may exempt any capital gain from tax under the Tax Act.  Any capital gains realized by a Non-Resident Holder whose Cream Shares are “taxable Canadian property” (and are not exempt from tax on capital gains pursuant to an applicable tax treaty) will be subject to tax in Canada.

Generally, a share of a Canadian resident corporation owned by a Non-Resident Holder will not be “taxable Canadian property” of that Non-Resident Holder at a particular time, provided that: (i) the share is listed on a designated stock exchange (which includes the TSX) at that time: (ii) at any time within the previous 60 months (A) neither the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, nor the Non-Resident Holder together with all such persons, has owned 25% or more of the shares of any class or series of the corporation, and (B) not more than 50% of the fair market value of the shares was derived directly or indirectly from one or any combination of real or immoveable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act) “timber resource properties” (as defined in the Tax Act) and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists); and (iii) the share was not acquired in a transaction as a result of which the share was deemed to be taxable Canadian property of the Non-Resident Holder.

For the purpose of the exchange, the Cream Shares owned by a Non-Resident Holder at the time of the exchange will be considered “excluded property” for purposes of section 116 of the Tax Act.  Therefore, should the Cream Shares be “taxable Canadian property” to a Non-Resident Holder, there is no Canadian tax liability to be withheld by Endeavour at the time of the exchange, nor is there an obligation for the Non-Resident Holder to obtain a clearance certificate from the CRA in respect of the proposed exchange.

Where the Cream Shares were “taxable Canadian property” to the Non-Resident Holder, the Endeavour Shares issued on the exchange pursuant to the Share Election will be deemed to be “taxable Canadian property” to the Non-Resident Holder.

Holding and Disposing of Endeavour Shares

Dividends on Endeavour Shares

Dividends paid, deemed to be paid, or credited on Endeavour Shares to a Non-Resident Holder will be subject to withholding tax under the Tax Act at a rate of 25% unless the rate is reduced by an applicable income tax treaty.

Disposition of Endeavour Shares

Any capital gain realized by a Non-Resident Holder on the disposition or deemed disposition of Endeavour Shares, acquired pursuant to the exchange or otherwise, will not be subject to tax under the Tax Act provided that the shares do not constitute “taxable Canadian property” (as defined in the Tax Act and discussed above) of the Non-Resident Holder, at the time of disposition, or where an applicable income tax treaty exempts the capital gain from tax under the Tax Act.

In the case of Endeavour Shares that are “taxable Canadian property” owned by a Non-Resident Holder, where any capital gain that would be realized on the disposition of the share is not exempt from tax under the Tax Act or pursuant to an applicable income tax treaty, the consequences discussed above under “Cream Shareholders Resident in Canada—Taxation of Capital Gains and Losses” for Resident Holders, will generally apply.

On the assumption, that at the time of the disposition of the Endeavour Shares by the Non-Resident Holder, the Endeavour Shares are “taxable Canadian property” but “excluded property” as defined in section 116 of the Tax Act, then there is no Canadian tax liability to be withheld by Endeavour at the time of the disposition, nor is there an obligation for a Non-Resident Holder to obtain a clearance certificate from CRA in respect of the proposed disposition.

Cream Shares Not Deposited by Non-Resident Holders

Compulsory Acquisition or Subsequent Acquisition Transaction

As described in “Acquisition of Shares Not Deposited under the Offer” in Section 7 of the Circular, if within four months after the date of the Offer, the Offer has been accepted by holders of not less than 90% of Cream Shares (other than Cream Shares held by, or by nominees on behalf of, the Offeror or its affiliates as at the date of the Offer) and the Offeror acquires such deposited Cream Shares, the Offeror will, subject to compliance with all applicable laws, acquire the remainder of the Cream Shares pursuant to a Compulsory Acquisition in accordance with the provisions of the BCBCA.  If the Offeror takes up and pays for Cream Shares validly deposited under the Offer but acquires less than the number of shares required to effect a Compulsory Acquisition or the compulsory acquisition provisions for the BCBCA are otherwise unavailable, the Offeror may acquire directly or indirectly, all of the remaining Cream Shares pursuant to a Subsequent Acquisition Transaction.  If only the Minimum Tender Condition is satisfied, the Offeror will not own sufficient Cream Shares to effect a Subsequent Acquisition Transaction.

Non-Resident Holders whose Cream Shares are acquired pursuant to a Compulsory Acquisition will dispose of such shares for the purposes of the Tax Act for proceeds of disposition equal to the amount received under the Compulsory Acquisition.  Subject to the discussion below under “Potential Delisting”, a Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Cream Shares unless the Cream Shares constitute “taxable Canadian property” to the Non-Resident Holder and the gain is not exempt under relevant provision of an applicable income tax treaty.  Non-Resident Holders who do not deposit their Cream Shares under the Offer should also see the caution in the discussion below under the heading “Potential Delisting”.

As described in Section 7 of the Circular, “Acquisition of Shares Not Deposited under the Offer”, it is Endeavour’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer.  The tax treatment of a Subsequent

Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those referred to above.  A Non-Resident Holder may realize a capital gain or a capital loss and/or a deemed dividend (see also discussion above).  In general, the Non-Resident Holder would not be subject to taxation under the Tax Act in respect of any capital gain that is realized unless the Non-Resident Holder’s Cream Shares are “taxable Canadian property”, as described above, and the Non-Resident Holder is not afforded any relief under an applicable tax treaty.  Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Cream Shares acquired pursuant to a Subsequent Acquisition Transaction, including the special considerations applicable if the Cream Shares are not then listed on a prescribed exchange.

Potential Delisting

Cream Shares may be delisted from the TSX-V.  If the Cream Shares are not listed on a recognized stock exchange (as defined in the Tax Act) at the time of disposition by a Non-Resident Holder, then notwithstanding any other tax considerations described herein, the notification and withholding provisions of section 116 of the Tax Act may apply to the Non-Resident Holder.  Non-Resident Holders should consult with their own tax advisors well in advance of any Subsequent Acquisition Transaction in this regard.”

8.	United States Federal Income Tax Warning

THE OFFEROR IS NOT PROVIDING ANY UNITED STATES INCOME TAX ADVICE TO SHAREHOLDERS RESIDENT IN THE UNITED STATES, OR OTHERWISE SUBJECT TO U.S. TAX LAWS.

IF ANY U.S. SHAREHOLDER FAILS TO PROVIDE THE DEPOSITARY WITH THE INFORMATION SOLICITED ON A SUBSTITUTE W-9, OR FAILS TO CERTIFY THAT IT IS NOT SUBJECT TO U.S. BACKUP WITHHOLDING, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD U.S. INCOME TAX FROM THE PAYMENTS OF THE PURCHASE PRICE TO SUCH SHAREHOLDER.

SUCH PERSONS ARE SOLELY RESPONSIBLE FOR DETERMINING THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-UNITED STATES TAX LAW AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAW.

9.	Other Changes to the Offer and Circular

Glossary

The “Glossary” of the Offer and Circular is amended to add the following definitions, in each case in alphabetical order in relation to the other defined terms therein:

“AIF” means the annual information form of Endeavour dated March 19, 2010 for the year ended December 31, 2009;

“Cash Election” has the meaning given to it in Section 1 of the Offer, “The Offer”;

“Endeavour Shares” means common shares without par value in the capital of Endeavour;

“Share Election” has the meaning given to it in Section 1 of the Offer, “The Offer”;

“TSX” means the Toronto Stock Exchange;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

The “Glossary” of the Offer and Circular is amended by deleting the definitions for the following defined terms in their entirety and replacing them with the following definitions:

“Expiry Date” means December 6, 2010 or such later date or dates to which the Offer may be extended from time to time by Offeror in accordance with Section 6 of the Offer, “Extensions, Variations or Changes to the Offer;

“Expiry Time” means, in respect of the Offer, 2:00 p.m. (Pacific Time) on the Expiry Date;

“Letter of Transmittal” means the letter of acceptance and transmittal printed on blue paper and in the form sent by the Offeror to the Shareholders in connection with the Offer, as may be varied;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery printed on tan paper and in the form sent by the Offeror to the Shareholders in connection with the Offer, as may be varied;

“Offered Consideration” means the consideration to be paid by Endeavour for the Shares taken up under the Offer, being, at the election of each Shareholder, the consideration under either the Cash Election or the Share Election for each Share;

Offer

The disclosure under Section 5 of the Offer, “Take-Up and Payment” is amended by deleting the fourth paragraph under that Section on page 25 in its entirety and replacing it with the following:

“The Offeror will pay for Shares validly deposited under the Offer and not withdrawn by providing the Depositary with the Offered Consideration in the form, dependent upon the election made by the tendering Shareholder, of cash, and/or sufficient certificates for Endeavour Shares for transmittal to persons who have deposited Shares under the Offer.  The Depositary will act as the agent of the persons who have deposited Shares in acceptance of the Offer for the purposes of receiving the Offered Consideration from the Offeror and transmitting such Offered Consideration to such persons.  Receipt of the cash and/or share certificates representing the Offered Consideration by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares pursuant to the Offer.  Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Shares on the purchase price of Shares purchased by the Offeror, regardless of any delay in making such payment.”

Circular

The disclosure under Section 7 of the Circular, “Acquisition of Shares Not Deposited under the Offer” is amended by deleting the last partial paragraph on page 38 (and first partial paragraph on page 39) in its entirety and replacing it with the following:

“The Offeror currently intends (i) that the consideration offered per Share under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the Offered Consideration paid to Shareholders under the Offer ((provided that, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Endeavour Share shall be deemed to be at least equal in value to each Endeavour Share offered under the Offer); (ii) that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date; and (iii) to cause any Shares acquired under the Offer to be voted in favour of any such Subsequent Acquisition Transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.”

The disclosure under Section 14 of the Circular, “Regulatory Matters” is amended by adding the following at the end of the Section:

“The distribution of the Endeavour Shares under the Share Election of the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities laws.  While the resale of Endeavour Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

The Endeavour Shares to be issued pursuant to the Offer will be unregistered “restricted securities” within the meaning of Rule 144 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) to the same extent and proportion that the Shares exchanged by Shareholders pursuant to the Offer were restricted securities.  In addition, the U.S. Securities Act imposes restrictions on the resale of the Endeavour Shares received pursuant to the Offer by persons who are “affiliates” of Endeavour after the effective date of the proposed business combination or who are “affiliates” of Endeavour at the time the business combination is submitted to a vote.  As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the issuer.

The disclosure under Section 15 of the Circular, “Source of Funds” is deleted in its entirety and replaced by the following:

“15.           Source of Funds

If all of the outstanding Shares and all in-the-money Options and Warrants are exercised and the underlying Shares are tendered to the Offer and are taken up and paid for, the total cash consideration payable to such tendering Shareholders would be approximately Cdn.$15.9 million.  All such funds will be paid by the Offeror using funds available to the Offeror from its capital account.”

10.	Time for Acceptance

The Offer is open for acceptance, unless extended or withdrawn by the Offeror upon failure of one of more of the conditions to the Offer, until 2:00 p.m. (Pacific Time) on December 6, 2010.

11.	Manner of Acceptance

Shares may be deposited under the Offer no later than the Expiry Time in accordance with the provisions of Section 3 of the Offer, “Manner of Acceptance”, as amended by this Notice, including using, as applicable, the amended Letter of Transmittal (printed on blue paper) and the amended Notice of Guaranteed Delivery (printed on tan paper).

12.	Take-Up and Payment

Upon the terms and subject to the conditions of the Offer, the Offeror will take up and pay for Shares validly deposited under the Offer and not properly withdrawn as set out in Section 5 of the Offer, “Take-Up and Payment”.

Shareholders are referred to Section 5 of the Offer, “Take-Up and Payment” for a description of the legal requirements regarding the timing of the take-up of Shares deposited under the Offer and a description of when payment will be made for deposited Shares in relation to the time in which they are taken up by the Offeror.

13.	Right to Withdraw Shares

Except as otherwise provided in Section 8 of the Offer, “Right to Withdraw Shares”, all deposits of Shares to the Offer will be irrevocable.  Unless otherwise required or permitted by applicable laws, any Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

Except as otherwise provided in this Section 8 of the Offer, all deposits of Shares to the Offer will be irrevocable.  Unless otherwise required or permitted by applicable laws, any Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)           at any time before the Shares have been taken up by the Offeror pursuant to the Offer;

(b)           if the Shares have not been paid for by the Offeror within three business days after having been taken up; or

(c)           at any time before the expiration of 10 business days from the date upon which either:

(i)
a notice of change relating to a change in the information contained in the Offer, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror), in the event that such change occurs at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, or

(ii)
a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the Offered Consideration offered for the Shares where the Expiry Time is not extended for more than 10 business days or a variation consisting solely of a waiver by the Offeror of one or more conditions of the Offer), is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Deposited Shares have not been taken up by the Offeror at the date of the notice.

Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer.  However, withdrawn Shares may be re-deposited at any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 3 of the Offer, “Manner of Acceptance”.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for the Shares or is unable to take up or pay for Shares for any reason, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, subject to applicable laws, retain on behalf of the Offeror all Deposited Shares and Distributions, and such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in Section 8 of the Offer, “Right to Withdraw Shares”, or pursuant to applicable laws.

Shareholders are referred to Section 8 of the Offer, “Right to Withdraw Shares”, for further details and a description of the procedures for exercising the right to withdraw Shares deposited under the Offer.

14.	Experts

Reference should be made to the section entitled “Interests of Experts” set out in Endeavour’s AIF which is incorporated by reference into the Offer and Circular, as varied by this Notice.

15.	Other Information

Except as disclosed in this Notice, there is no information or matter that is known to the management of Endeavour that would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

16.	Statutory Rights

Securities legislation of the provinces and territories of Canada provides securityholders of Cream with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

17.	Variations to the Offer

The Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery shall be read with this Notice in order to give effect to the variation in the terms and conditions of the Offer set forth in this Notice.

18.	Directors’ Approval

The contents of this Notice have been approved and the sending thereof to the Shareholders has been authorized by the board of directors of Endeavour.

AUDITORS' CONSENT

The Board of Directors of Endeavour Silver Corp.:

We have read the Offer and Circular dated October 4, 2010 of Endeavour Silver Corp. (“the Company”), as amended by the Notice of Change and Extension dated November 8, 2010 and the Notice of Change, Variation and Extension dated November 18, 2010 (collectively “the Offering Documents”), relating to the Offer by the Company to purchase all of the issued and outstanding common shares of Cream Minerals Ltd.  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to incorporation by reference in the above-mentioned offering documents of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2009 and 2008 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2009.  Our report is dated March 19, 2010.

(signed)  KPMG LLP
Chartered Accountants
Vancouver, Canada
November 19, 2010

CONSENT OF COUNSEL

TO:           The Directors of Endeavour Silver Corp.

We hereby consent to the reference to our name and our opinion contained under “Certain Canadian Federal Income Tax Considerations” in Section 7 of this Notice of Change, Variation and Extension varying the Offer and Circular dated October 4, 2010, as amended by the Notice of Change and Extension dated November 8, 2010, relating to the Offer by Endeavour Silver Corp. to purchase of all of the issued and outstanding common shares of Cream Minerals Ltd.

Vancouver, British Columbia                                                                           (signed) Koffman Kalef LLP
November 19, 2010

CERTIFICATE OF OFFEROR

The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Dated:  November 19, 2010

(signed) Bradford J. Cooke Chairman and Chief Executive Officer	(signed) Daniel Dickson Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

(signed) Godfrey J. Walton Director	(signed) Geoffrey A. Handley Director

The Depositary for the Offer is:

By Mail, Hand or Courier

#600-750 Cambie Street
Vancouver, British Columbia
Canada  V6B 0A2
Attention: Reorganization Department

OR

#1800-130 King Street West
Toronto, Ontario
Canada  M5X 1A9

Attention: Reorganization Department
(Note: Notices of Guaranteed Delivery will be accepted only at the Vancouver office of the Depositary)

Inquiries

Telephone: 1-604-699-4954
North American Toll Free: 1-866-313-1872
Fax : 1-604-681-3067
Email: inquiries@valianttrust.com

The Information Agent for the Offer is:

North American Toll Free: 1-877-304-0211

Banks and Brokers and collect calls outside North America: 1-416-304-0211

Email: assistance@laurelhill.com

Any questions regarding the Offer and requests for assistance in depositing Shares or for additional copies of the Offer, Circular, Letter of Transmittal or Notice of Guaranteed Delivery may be directed by Shareholders to the Depositary or Information Agent at the telephone numbers and addresses set out above.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.